Exhibit 4.4

LENDER ACCESSION AGREEMENT

To:          Barclays Bank PLC as Agent

From:     Raiffeisen Bank International AG

Vienna, 12 July 2018

Vodafone Group Plc EUR 3,860,000,000 (as increased to EUR 4,010,000,000) Revolving Credit

Agreement

dated 28 March 2014 (as amended and/or restated from time to time) (the “Credit Agreement”)

Terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement.

We refer to Clause 2.8 (Incremental revolving credit facility).

We, Raiffeisen Bank International AG, Am Stadtpark 9, A-1030 Vienna, agree to become party to and to be bound by the terms of the Credit Agreement as an Additional Lender in accordance with Clause 2.8 (Incremental revolving credit facility) with effect on and from 1 August 2018.

Our Revolving Credit Commitment is EUR 80.000.000,- (EUR eighty million).

We confirm to each Finance Party that we:

(a)                                 have made our own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and have not relied exclusively on any information provided to us by a Finance Party in connection with any Finance Document; and

(b)                                 will continue to make our own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Commitment is in force.

The Facility Office and address for notices of the Additional Lender for the purposes of Clause 33.2 (Addresses for notices) is:

Raiffeisen Bank International AG

Am Stadtpark 9

A-1030 Wien

attn. Mr. Konstantin Soustal, e-mail: konstantin.soustal@rbinternational.com and

Ms. Ingrid Rosenwirth, e-mail: ingrid.rosenwirth@rbinternational.com

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

Raiffeisen Bank International AG

By:	/s/ Peter STRAUBINGER	/s/ Ingrid ROSENWIRTH
	Peter STRAUBINGER	Ingrid ROSENWIRTH

BARCLAYS BANK PLC

By:		BRANCH MEI GB1L184629

VODAFONE GROUP PLC

By:	/s/ Nick Read
Nick Read